UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):   April 3, 2017

MYND ANALYTICS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

26522 La Alameda

Mission Viejo, CA 92691

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017, MYnd Analytics, Inc. (the "Company") announced the appointment of Donald D'Ambrosio as the Company's Chief Financial Officer and Secretary, effective March 31, 2017. Paul Buck, the Company’s former Chief Financial Officer and Secretary, who previously notified the Company of his intent to retire, retired as Chief Financial Officer and Secretary concurrently with such appointment. Mr. Buck has indicated his intention to remain with the Company as a consultant through at least May 31, 2017, and the Company expects to enter into a separation agreement with Mr. Buck in the near term.

Donald E. D’Ambrosio, 53, previously found and built Oxygen Funding, Inc., an asset-based lending company that specialized in providing working capital to small businesses, where he served its President, CEO and CFO. between 2007 and February 2017. Oxygen Funding grew to fund over $100 million of client receivables. From 1996 to 2007, Mr. D’Ambrosio served as Senior Vice President, Controller and, ultimately, Chief Financial Officer of BNC Mortgage, Inc. (NASDAQ: BNCM). As BNC’s CFO, Mr. D’Ambrosio played a key role in the company’s IPO, raising $35 million, its listing on the NASDAQ, and was also intimately involved in taking the company private through a $52 million management acquisition by Lehman Brothers. Mr. D’Ambrosio played a key role of BNC Mortgage Inc’s acquisition of certain assets and liabilities and the origination platform of America’s Lender, Inc. As a subsidiary of Lehman Brothers, BNC Mortgage, Inc. was ultimately closed in 2007 as part of the financial crisis. Mr. D’Ambrosio has been a featured speaker for the Small Business Association and a writer for Commercial Factor magazine. Mr. D’Ambrosio holds a Bachelor of Business Administration degree with an emphasis in accounting from Temple University. Mr. D’Ambrosio joins the Company with his skill and experience as a Chief Financial Officer along with his IPO and NASDAQ up-listing experience.

Mr. D'Ambrosio's Employment Agreement

On March 14, 2017, the Company and Mr. D'Ambrosio entered into a letter agreement of employment setting forth Mr. D'Ambrosio's compensation and certain other employment terms. Pursuant to this letter agreement, Mr. D'Ambrosio will be paid an annual base salary of $215,020, will be eligible to participate in the Company’s benefit plans, and received a signing bonus of $8,959.17 which was paid on March 31, 2017. In addition, pursuant to the letter agreement, Mr. D'Amborsio was granted an option to purchase 18,000 shares of the Company's common stock at an exercise price of $5.90 per share (the closing price of the Company’s common stock on March 31, 2017), with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the Company's successful listing of its common stock on a national securities exchange. The vesting of such grants is also subject to acceleration upon the occurrence of certain pre-determined events. Pursuant to the letter agreement, Mr. D'Ambrosio's employment is "at-will", and may be terminated by either party for any reason, or no reason at all. If the Company terminates Mr. D'Ambrosio without "cause" (as defined in the agreement), or Mr. D'Ambrosio "involuntarily terminates" (as defined in the agreement) the agreement, Mr. D'Ambrosio will be entitled to receive severance in the form of salary and benefits for a period equal to one-month, with an additional month of salary for each completed year of service up to a limit of six-months, in each case, subject to Mr. D'Ambrosio providing a release of claims satisfactory to the Company. In the event the Company terminates Mr. D'Ambrosio for "cause" or Mr. D'Ambrosio voluntarily terminates his employment, Mr. D'Ambrosio will not be entitled to any severance.

A copy of the press release is furnished as Exhibit 99.1 to this report. The foregoing summary of the letter agreement of employment with Mr. D'Ambrosio is qualified in its entirety by the full text of such letter agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 3, 2017

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYnd Analytics, Inc.

	By:	/s/ Donald D'Ambrosio
April 3, 2017		Donald D'Ambrosio
Chief Financial Officer